Sino Gas International Holdings, Inc. Announces First Half 2010 Financial Results

For Six Months Operating Income Increased 62.66% YOY

Press Release Source: Sino Gas International Holdings, Inc. On Friday August 13, 2010, 6:42 am EDT

BEIJING, Aug. 13 /PRNewswire-Asia-FirstCall/ -- Sino Gas International Holdings, Inc. (OTC Bulletin Board:SGAS.ob - News), ("Sino Gas" or the "Company"), announced financial results for the six months ended June 30, 2010.

    Six Months of 2010 Financial Highlights YOY
    -- Total revenue increased 4.08% to 12.87 million
    -- Connection Fees Revenues Increased 16.28% to $4.82 Million
    -- Gas Sales had a slight decrease of 2.08% to 8.05 Million
    -- Gross Profit Increased 43.95% to $4.03 Million
    -- Operating Income Increased 62.66% to $1.84 Million

    Six Months Ending June 30, 2010 Financial Results

Revenue

Revenue for the 6 months ending June 30, 2010 was $12.87 million vs. $12.36 million in the six months of 2009 or an increase of 4.08%. The revenue from connection fees in the first half of 2010 was $4.82 million, an increase of 16.28% from the same period of 2009, representing 37.5% of the total revenue. The revenue from gas sales in the first six months of 2010 was $8.05 million, a slight decrease of 2.08% from $8.22 million in the first six months of 2009, representing 62.5% of the total revenue. Gas sales to residential users continued to increase during this period. Gas sales to industrial users was impacted by the severe weather condition in the first quarter and reduction of gas demand from two of our industrial users due to adjustments of production lines. 13,694 new households were connected in the first six months of 2010, up from 10,096 new households connected in the first six months of 2009.

Gross Profit and Gross Margin

Gross profit for the first six months of 2010 increased 43.95% to $4.03 million from $2.80 million in the first half of 2009. The increase in gross profit was driven by the increase of connection fees, which have a higher gross margin, and improvement of gross margin from both connection fee revenue and gas sales. Gross profit from connection fees is $3.60 million for the first six months of 2010, accounting for 89.3% of total gross profit, compared to $2.52 million for the first six months of 2009, or 90.1% of total gross profit. Gross profit for the first six months of 2010 from gas sales was $0.43 million, accounting for 10.7% of total gross profit, compared to $0.28 million for the first six months of 2009, or 9.9% of total gross profit in the same period.

Gross margin for the first six months of 2010 was 31.30%, compared to 22.64% in the first six months of 2009. Gross margin for connection fees for the first six months of 2010 was 74.55%, improving 22.70% from last year's average of 60.76%. Gross margin of gas sales was 5.36% in the first six months of 2010, also improved from the same period of last year.

Operating Income and Net Income

Operating income for the first six months of 2010 was $1.84 million, a significant increase of 62.66% compared to $1.13 million for the same period of 2009. However, the significant improvement of operating income was negated by the additions of non-cash flow non-operational amortization expense of convertible bonds. Net loss for the first half of 2010 was $0.35 million, compared with net income of $0.77 million for the same period of 2009. Excluding the non-cash, non-operational amortization expense of convertible bonds in the total of $1.21 million, adjusted net income in the first six months of 2010 would have been $0.86 million.

Balance Sheet and Cash Flow

As of June 30, 2010, the Company had $6.36 million in cash and cash equivalents and stockholders' equity was $63.19 million. The Company used $1.67 million of cash from operating activities in the first six months of 2010, compared to $2.81 million of cash sourced in the first six months of 2009. The decrease was mainly due to the decrease of net income, and reduction of accounts payables and other payables. Cash used in investing activities was $4.31 million in the first six months of 2010, a slight increase from $3.94 million in the first six months of 2009. Cash sourced from financing activities was $2.24 million in the first six months of 2010. The Company borrowed $2.24 million from a major local bank in the first quarter of 2010. The Company has $2.94 million in short-term bank loans, $8.81 million in long-term bank loans, and $5.54 million convertible bonds as of June 30, 2010.

Outlook

Mr. Yu-Chuan Liu, Chairman and CEO of Sino Gas said, "The Company's continually improving operating results demonstrate the growth that we continue to experience through the leveraging of our 1040 km infrastructure pipelines by successfully adding to our customer base. We see the continued strong demand for natural gas in China and the Government's strong support of urbanization and clean energy promotion. We will continue to be opportunistic in terms of expanding our already major presence in small and medium-sized cities in China both through the growth of our network and in pursuing new business opportunities."

Mr. Yugang Zhang, CFO of Sino Gas, added "Our continued success in adding to our imbedded customer base and our improved operating results are indicative of the continued strong trends being experienced in China in urbanization, rise in income levels, and promotion of clean energy. We will actively ensure that the Sino Gas story is conveyed to the investor market by continuing our participation at major financial conferences and other investor relations activities, including the Rodman and Renshaw Growth Conference taking place in September, 2010."

                    Sino Gas International Holdings, Inc.
  Consolidated Statements of Income for First Six-Months Ended June 30, 2010

(Stated in US Dollars)

Six Months Ended	6/30/2010	6/30/2009
Sales revenues	$12,873,879	$12,369,312
Cost of revenues	(8,843,480)	(9,569,397)
Gross Profit	4,030,399	2,799,915
Operating Expense
Selling expense	(581,904)	(420,490)
General and administrative
expense	(1,605,129)	(1,246,159)
Total operating expense	(2,187,033)	(1,666,649)
Operating Income	1,843,366	1,133,266
Other income	10,296	11,206
Other expense	(21,497)	(22,314)
Interest income	9,039	3,077
Interest expense **	(1,746,550)	(84,560)
Total other income/(expense)	(1,748,712)	(92,591)
Income before tax	94,654	1,040,675
Income tax	(443,842)	(273,904)
Net income	$(349,188)	$766,771

Earnings per share
- Basic	$(0.013)	$0.03
- Diluted	$(0.013)	$0.02
Weighted Average Shares Outstanding
- Basic	26,804,485	25,702,646
- Diluted	26,804,485	30,377,903

**Included in interest expense of $1,746,550, was $241,719 convertible bonds coupon expense and $1,209,949 non-cash flow amortization expense of convertible bonds.

About Sino Gas International Holdings, Inc.

The Company, through its indirectly wholly-owned subsidiary, Beijing Zhong Ran Wei Ye Gas Co., Ltd. ("Beijing Gas"), and the subsidiaries of Beijing Gas, is a leading developer of natural gas distribution systems in small and medium size cities in China, as well as a distributor of natural gas to residential, commercial and industrial customers in China. The company owns and operates natural gas distribution systems in 35 small and medium size cities and serves approximately 152,000 residential and seven industrial customers. Facilities include approximately 1,040 kilometers of pipeline and delivery networks with a daily capacity of approximately 110,000 cubic meters of natural gas. The Company owns and operates natural gas distribution systems in Beijing, Hebei, Jilin, Jiangsu, Anhui and Yunnan Provinces. The Company's website is: http://www.sino-gas.com

Forward-Looking Safe Harbor Statement

Statements in this news release regarding future financial and operating results, potential applications of the Company's technology, opportunities for the Company, and any other statements about the future expectations, beliefs, goals, plans, or prospects expressed constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "will," "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements including: limited operating history, need for future capital and economic conditions generally. Additional information on potential factors that could affect results and other risks and uncertainties are detailed from time to time in the Company's periodic reports, including Forms 10-K, 10-Q, 8-K, and other forms filed with the Securities and Exchange Commission ("SEC"). These statements, and other forward-looking statements, are not guarantees of future performance and involve risks and uncertainties.

For more information, please contact:

Sino Gas International Holdings, Inc.
Chunying Chai, IR Officer
Tel:   +86-10-8260-0041 x883
Email: chaichunying@sino-gas.com

Yugang Zhang, CFO
Email: zhangyugang@sino-gas.com

Investor Relations Contact:
Strategic Growth International,
Richard Cooper
Tel:   +1-212-838-1444
Email: rcooper@sgi-ir.com
Web:   http://www.sgi-ir.com

RedChip Companies, Inc.,
Alexander Nachman
Tel:   +1-800-733-2447 x118
Email: alex@redchip.com
Web:   http://www.RedChip.com